Exhibit 10.40

Catalent Pharma Solutions Frankland Road, Blagrove, Swindon Wiltshire, SN5 8YS, United Kingdom tel +44 (0)1793 864000 fax +44 (0)1793 613394 www.catalent.com

TERMS & CONDITIONS OF EMPLOYMENT STATEMENT

Management personnel

As at and effective from:	18th April 2011
Name:	Sharon Johnson
Job Title:	SVP, Global Quality
The Principal Place of Employment:	Swindon, Wilts
Continuous service from:	27th July 2009

1.	Job Description:
Your job title is outlined above or such other title as the Company (Catalent Pharma Solutions) may give you in its discretion from time to time. The principal duties of your job are set out in your job description. In addition to these duties you will carry out other duties that the Company may from time to time direct.

2.	Hours:
Your hours of work are as detailed within the attached offer letter. You may be asked to work outside these hours when necessary. The Company shall be entitled to change the hours of work and, if appropriate shift pattern, when necessary to meet the operational demands of the business.

3.	Salary:
Your basic salary, as detailed in the attached offer letter, will be paid to you monthly on the last day of each month by credit transfer and is subject to review in September each year. The appointment does not attract overtime payment.

4.	Authorised Deductions from Salary
You hereby authorise the Company to deduct from your remuneration any sums due from you to the Company including, without limitation, any overpayments, loans or advances made to you by the Company, any overpayments in respect of annual leave taken in excess of your entitlement, the cost of repairing any damage or loss to the Company's property caused by you and any losses suffered by the Company as a result of negligence or breach of duty by you.

5.	Annual Leave:
The annual leave year runs from January to December. Upon commencement of employment you will receive the appropriate pro-rata amount of holidays. Upon termination you will receive the appropriate pro-rata leave entitlement and in the circumstances where annual leave taken exceeds entitlement, the necessary deduction will be made from your final salary.
Further information about your annual entitlement is included in the Company's Human Resources Policy and Procedures - Annual Leave.

6.	Sickness:
Company Sick Pay will be paid during sickness absence in accordance to the applicable schedule, available from HR. In cases where the Company considers it has good reason to doubt such absence is genuine, payment may be reduced or withheld. Payments are conditional on notification requirements.
The Company shall be entitled to review your sickness record at any stage of absence and may dismiss you on the grounds of such absence notwithstanding that your entitlement to sick pay has not been exhausted.

If the nature of your illness or injury is such that the Company has reasonable grounds to believe your absence may be extensive, you will be referred to the Occupational Health Department, Company Doctor and/or, with your written consent, further information may be requested from your GP or other Specialists.
The Company has the right to dismiss even if the sick pay allowance has not been exhausted.
Abuse of the Company's sick pay scheme will result in disciplinary action being taken.
In cases where payment under the scheme is withheld, employees may appeal against the decision through the Grievance Procedure (explained in the Company's Human Resources Policies & Procedures - Grievance Procedure).
For details of notification, certification, statutory sick pay and sickness on holiday you should refer to the Company's Human Resources Policies & Procedures - Absence.

7.	Medical Examination:
You may be required to submit yourself to a medical examination by a doctor or Occupational Health Practitioner appointed by the Company at any time during your employment. You hereby agree that you will authorise both your own doctor and the doctor / Occupational Health Practitioner appointed by the Company to disclose in confidence to the Company details of any medical condition from which you are suffering, the results of any examination and to discuss with the Company any matters relating to your health and which might impair the proper discharge of your duties.
You agree to comply with the Company's Drug & Alcohol Policy as detailed in the Company's Human Resources Policies & Procedures

8.	Pension and Life Assurance:
Provided you are age 18 years or over, you may be entitled to become a member of the appropriate Pension Scheme operated by the Company from time to time. The Company reserves the right to modify or withdraw any Pension Scheme at any time. Details of the appropriate Scheme applicable will be discussed with you upon joining the Company.
You will have Life Assurance cover of four times your basic salary from the date of commencement of employment.

9.	Notice:
By the Employee: You will be required to give 3 months' notice to the Company. This may be reduced at the Company's discretion, such reduction not to be unreasonably withheld.
By the Company: The Company will give you 3 months' notice of termination.
The Company reserves the right to make a payment in lieu of notice.
The Company may dismiss you without notice in the event of gross misconduct by you.

10.	Garden Leave:
The Company shall be entitled to require you to remain at home during your notice period save to the extent that your attendance at work is specifically required and requested by the Company. During this time you may not undertake any form of paid or unpaid employment without the prior written consent of the Company. During this period the Company will require you to co-operate fully with the Company as required.

11.	Union Membership and Collective Agreement:
There is no collective agreement applicable to these terms and conditions.

12.	Health & Safety:
You are required to comply with your obligations under the Health & Safety at Work Act 1974 and any other relevant health and safety legislation. This requirement includes the reporting to your manager of any unsafe working conditions, practices, equipment or machinery and all accidents/incidents at work, even if there are no injuries and property is not damaged.
You agree to comply with all Company and site Health and Safety Policies and Procedures.

13.	Positive Work Environment:
The Company does not tolerate inappropriate verbal, non-verbal or physical conduct by any employee because of another's gender, race, religion or belief, age, pregnancy and maternity leave, gender reassignment, marriage or civil partnership, sexual orientation or disability or any other basis prohibited by legislation. The Company likewise does not tolerate conduct that harasses, disrupts or interferes with another's work performance or that creates an intimidating, offensive, abusive or hostile work environment. Each employee is responsible for maintaining a harassment-free and discrimination free environment. This requirement includes the reporting to your manager or the Human Resources Department of any such activity that you become aware of. Please refer to the full procedures contained within the Company's Human Resources Policies and Procedures - Equal Opportunities and Harrassment.

14.	Search:
As a condition of your employment, you will, if required by a Security Officer appointed by the Company, or somebody appointed to act on behalf of the Company, submit yourself and your belongings (including locker and car) to a search to ascertain whether you are in possession of any of the Company's property. If requested to submit to a search, you may ask for a colleague who is then reasonably available to be present throughout the search. The Company is anxious that a search should be carried out with the minimum of embarrassment to all concerned and therefore, the Company expects you to co-operate fully. The search will be conducted by a Security Officer and one other person nominated by the Company both being of the same sex as yourself.
If you decline to cooperate with the search without any good reason, this will be deemed a serious breach of contract and the Company reserves the right to take such action against you as is appropriate and this may include your dismissal.

15.	Outside Activities:
In order for the Company to establish whether any outside employment and positions you may undertake will interfere with your duties or be contrary to the interests of the Company, you must disclose all such activities to your Manager. The Company reserves the right to require you to refrain from activities which, in the reasonable opinion of the Company, conflicts with your duties or adversely effect the interests of the Company.

16.	Confidentiality:
You will not except as authorised by the Company or compelled by a Court of competent jurisdiction, reveal to any persons or company whatsoever any of the trade secrets or confidential operations, processes or details of any information concerning the organisation, transactions, business, finance, affairs, formulas, methods of manufacture, details of customer prices or contracts, research programmes, Company machines, staffing of the Company or any Company within the Catalent Pharma Solutions Group or any of its customers or potential customers which may come to your knowledge during your employment and shall keep with complete secrecy all such information which shall be deemed confidential and will not use or attempt to use any such information entrusted to you except in the course of your employment and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company, any Company within the Catalent Pharma Solutions Group or their respective customers or potential customers of their respective business. If you are compelled by a Court of competent jurisdiction, you shall immediately notify the Company prior to such disclosure being made and assist the Company in any way possible in limiting as far as possible the ambit of such disclosure.
You will deliver up to the Company on request from time to time and on termination of your employment all notes and records (including copies) made, acquired or received by you relating to your work for the Company and all other material containing confidential information of the Company or its customers or potential customers.
This restriction shall continue to apply after termination of this agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.
The Company from time to time enters into development agreements and the like with other companies and such agreements do from time to time impose restrictions upon the Company's staff to protect the information disclosed to enable the project to be undertaken. The Company always endeavours to ensure that such agreements are reasonable both to the Company and its employees and if you are involved in a particular project, you will agree to be bound by the terms of such agreement.

17.	Intellectual Property Rights:

(a)
For the purposes of this clause "Intellectual Property" includes patents, trade marks (whether registered or unregistered), registered or unregistered designs, utility models, copyrights, applications for any of the foregoing and the right to apply for them in any part of the world, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information, know-how and any research effort relating to any of the above-mentioned, business names whether registrable or not, moral rights and any similar rights in any country.

(b)
The parties foresee that you may make, discover or create Intellectual Property in the course of your duties under this agreement and agree that in this respect you have a special obligation to further the interest of the Company.

(c)
Subject to the provisions of the Patents Act 1977 and the Copyright Designs and Patents Act 1988, if at any time during your employment under this agreement you make or discover or participate in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any of its associated companies, full details of the Intellectual Property shall immediately be communicated by you to the Company and such intellectual property shall be the absolute property of the Company. At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be requisite, to enable the Company to exploit the Intellectual Property to the best advantage of the Company and you shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

(d)
You irrevocably appoint the Company to be your attorney in your name and on your behalf, to sign, execute or do any such instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and for the avoidance of doubt, you hereby agree that a certificate in writing signed by a Director of the Company, which states that any instrument or act falling within the Company's authority under this clause shall be conclusive evidence that such is the case.

(e)
If the Intellectual Property made, discovered or created by you is not the property of the Company, the Company shall, subject to the provisions of the Patents Act 1977 and the Copyright Designs and Patent Act 1988 have the right to acquire for itself or its nominee your rights in the Intellectual Property within three months after disclosure pursuant to sub-clause (c) above on fair and reasonable terms to be agreed by the parties. You agree not to disclose such Intellectual Property to any person during the three month period. If fair and reasonable terms cannot be agreed within two months after disclosure pursuant to sub-clause (c), they shall be settled in default of agreement by a patent agent agreed by the parties or in default of agreement, nominated by the President for the time being of the Chartered Institute of Patent Agents. Such patent agent shall act as an expert and not as arbitrator and accordingly the provisions of any statutes relating to arbitration shall not apply to the patent agent's decision. The costs of the patent agent shall be borne by the Company.

(f)
The rights and obligations under this clause shall continue in force after termination of this agreement in respect of Intellectual Property made during your employment under this agreement and shall be binding upon your personal representatives.

18.	Restraint:
For a period of 6 months from the termination of your employment you will not directly or indirectly:

(a)
be an agent of, a consultant for or an employee in any business which competes with any business carried on by the Company at the date of termination of your employment save that you shall be free to be an agent of, a consultant for or an employee of any business so far as your duties and work shall relate exclusively to work of a kind or nature with which you were not concerned to a material extent during the last year of your employment with the Company.

(b)
solicit, canvass or approach any person, firm or company who, to your knowledge, was provided with goods or services by the Company at any time during the last year of your employment or was negotiating with the Company for the provision of goods or services by the Company at that date of termination, or offer to that person, firm or company, goods or services similar to those provided to him by the Company during the last year of your employment with the Company or which were the subject of negotiations at the date of termination; or

(c)
accept orders from any person, firm or company for goods or services similar to or competitive with the goods or services previously provided to him by the Company during the last year of your employment or which were the subject of negotiations at that termination.

save that the restrictions above shall only apply to the United Kingdom of Great Britain and Northern Ireland.
Until the expiration of 12 months from the termination of your employment (for whatever reason) you will not solicit or entice away from the Company or engage or employ any person employed by the Company in any executive, sales, marketing, research or technical support capacity at that date of termination or within a period of three months immediately before or procure that such person be engaged or employed by any other business which competes with any business carried on by the Company at the date of the termination of your employment.

Each provision set out in the above clauses is independent and severable from the remaining provisions and enforceable accordingly. If any provision of these clauses shall be unenforceable for any reason but would be enforceable in part if the wording thereof were deleted, it shall apply with such deletions as may be necessary to make it enforceable.

19.	Grievance Procedure:
Please refer to the full procedure contained within the Company's Human Resources Policies & Procedures - Grievance Procedure.

20.	Disciplinary Procedure:
Please refer to the full procedure contained within the Company's Human Resources Policies & Procedures - Disciplinary Procedure.

21.	Data Protection:
Catalent respects the privacy of its employees. In accordance with the Data Protection Act 1998 the Company hereby notifies you that it holds personal data relating to you for the purposes of managing and administrating your employment relationship and for Company's compliance with applicable laws. In addition, personal data may be transferred to third parties that provide services to Catalent or to the Company headquarters in the USA for Company reporting and statistical purposes and for the administration of any US-managed benefits. Your signature to this contract constitutes your consent to the use and the transfer of your personal data by Company for these purposes. You have a right to request a copy of certain personal information collected and stored by Catalent, and to require Catalent to correct any inaccuracies in such information.

22.	Changes to Employment Terms:
The Company reserves the right to make reasonable changes to the terms and conditions of your employment, which will be confirmed to you in writing.

23.	Miscellaneous:
The parties to this agreement submit to the English Courts. It shall be governed by and shall be construed in accordance with the laws of England.

Signed on behalf of the Company [ ] Date [ ]
Signed by the employee [ ] Date [ ]